THIRD QUARTER 2025 FINANCIAL RESULTS

MANAGEMENT COMMENTARY:

During the third quarter, the Company maintained stable loan demand and continued selling whole loans to a third-party institutional investor, supplementing its strategy of holding loans on balance sheet (see details below). This strategic expansion is expected to enhance borrower acquisition efficiency, improve loan pricing, optimize capital deployment, and increase profitability. The Company experienced no material impact from tariffs or broader economic slowdown. We believe that a slowdown in economic activity will benefit the Company as falling interest rates lower its cost of capital and stimulate residential real estate demand. Our borrowers continued to perform well by offering remodeled homes at attractive prices. Notably, borrowers do not rely on rising home prices for profits; their returns come from acquiring properties at favorable prices and creating value through improvements. Given the short-term nature of these projects, speed of completion and sale matters more than market trends. We continue to observe that experienced borrowers are finding more opportunities as less experienced participants exit the market. The Company maintained its risk mitigation strategy initiated in 2020: (1) most new loans required pre-paid interest; (2) lending remained focused on experienced borrowers (minimum three projects completed in the past three years); (3) lending was concentrated in non-judicial states, which we consider less risky; and (4) loans primarily financed lower-risk projects (simpler scope of work, existing occupancy permits, and homes priced within liquid market segments). Portfolio risk metrics - including loan-to-value, asset coverage, and interest coverage ratios - remained strong, with no material change. During the quarter, the Manager reduced its loan servicing fee from 3% to 2% to increase distributable earnings to investors. The Company's operating agreement authorizes a loan servicing fee of up to 3%.

LOAN-TO-VALUE, ASSET COVERAGE & INTEREST COVERAGE

- **Portfolio "After Repair" LTV:** Active loans 64%, paid off loans (actual) 65% vs paid off loans (estimate) 66%.
- **Cumulative "As-Is" LTV:** Bank Borrowings 33%, Class D Equity 38%, Class C Equity 54%, Class B Equity 66%, Class A Equity 70%.
- **Cumulative "As-Is" Asset Coverage:** Bank Borrowings 3.00x, Class D Equity 2.60x, Class C Equity 1.87x, Class B Equity 1.51x, Class A Equity 1.44x.
- **Cumulative Interest and Preferred Return Coverage:** Bank Borrowings 3.5x, Class D Equity 3.1x, Class C Equity 2.4x, Class B Equity 1.8x.

INCOME STATEMENT HIGHLIGHTS

- **Net Income:** $1,944,932, up 25.8% quarter/quarter, up 44.1% year/year.
- **Net Interest Margin:** 8.665%, down 32 basis points quarter/quarter, up 74 basis points year/year.
- **Net Interest Rate Spread:** 4.877%, down 9 basis points quarter/quarter, up 129 basis points year/year.
- **Interest Income:** $4,137,457, up 5.4% quarter/quarter, up 11.5% year/year.
- **Interest Expense:** $1,199,804, up 12.8% quarter/quarter, up 2.6% year/year.
- **Net Interest Income:** $2,937,653, up 2.7% quarter/quarter, up 15.6% year/year.

BALANCE SHEET HIGHLIGHTS

- **Total Assets:** $135.0 million, up 1.8% quarter/quarter, up 1.6% year/year.
- **Loans Receivable, Net:** $131.8 million, up 1.8% quarter/quarter, up 2.0% year/year.
- **Total Equity:** $69.6 million (51.5% of total assets), up 0.6% quarter/quarter, up 1.2% year/year; **Class A Equity:** $6.6 million (4.9% of total assets); **Class B Equity:** $24.0 million (17.7% of total assets); **Class C Equity:** $29.0 million (21.5% of total assets); **Class D Equity:** $9.9 million (7.3% of total assets).
- **Bank Borrowings, Net:** $64.1 million (47.4% of total assets), up 4.4% quarter/quarter, up 2.7% year/year.

LOANS & ASSET QUALITY

- **Allowance for Loan Losses:** $2,224,303 (1.7% of UPB). $84,941 provision added, and no charge offs taken.
- **Delinquent Loans:** 1 new loan became delinquent. 1 Delinquent Loan Paid Off. 0 Delinquent Loan cured. 0 Delinquent loan converted to REO. 2 Delinquent Loans at quarter end.
- **REO Assets:** 0 new REO asset acquired. 0 REO asset sold. Total REO assets $2.1 million (1 property).

New Taxable REIT Subsidiary

During the second quarter of 2025, the Company began selling whole loans to a third-party institutional investor, supplementing its existing strategy of holding loans on its balance sheet. This strategic expansion is expected to enhance borrower acquisition efficiency, optimize capital deployment, and generate increased profit.

Historically, the Company was periodically constrained by available capital, having to decline high-quality loan opportunities or suspend borrower marketing efforts - which require significant lead time to ramp up or wind down. With the ability to sell whole loans, the Company can now maintain a fully deployed loan portfolio while offloading excess loan volume to institutional buyers. This should enable uninterrupted marketing operations, ensure a consistent pipeline of new borrowers, and add incremental loan origination income. A more predictable borrower flow also strengthens the Company's pricing power by reducing dependency on repeat borrowers.

Because mortgage REITs are not permitted to engage in programmatic loan sales, the Company established a wholly owned taxable REIT subsidiary ("TRS") to facilitate this new business activity. Whole loans are sold and serviced through the TRS, which pays corporate income taxes on its net earnings and distributes the remaining profits to the Company as special dividends. These distributions are expected to be accretive to earnings.

During the third quarter, the Company's TRS originated fourteen loans totaling $4,528,900 in unpaid principal balance ("UPB") and sold twelve loans totaling $3,708,100 in UPB, ending the quarter with two loans held for sale. As of quarter-end, the TRS was servicing fifteen loans on behalf of whole loan buyers, with a total UPB of $5,421,200.

TRS Portfolio Metrics

LOANS ORIGINATED	1Q25	2Q25	3Q25
Loans Originated, #	4	4	14
Loans Originated, $	$ 1,513,200	$ 1,392,800	$ 4,528,900
Total Historical Originations, #	4	8	22
Total Historical Originations, $	$ 1,513,200	$ 2,906,000	$ 7,434,900

LOAN HELD FOR SALE	1Q25	2Q25	3Q25
Loans Held for Sale, #	4	0	2
Loans Held for Sale, $	$ 1,513,200	$ -	$ 820,880

LOANS SOLD	1Q25	2Q25	3Q25
Loans Sold, #	0	8	12
Loans Sold, $	$ -	$ 2,906,000.00	$ 3,708,100.00
Total Historical Loan Sales, #	0	8	20
Total Historical Loan Sales, $	$ -	$ 2,906,000.00	$ 6,614,100.00

LOANS SERVICED	1Q25	2Q25	3Q25
Active Loans, #	0	7	15
Active Loans, $	$ -	$ 2,732,800	$ 5,421,200
Paid Off Loans, #	0	1	5
Paid Off Loans, $	$ -	$ 172,200	$ 1,840,500

Portfolio Loan-to-Value and Coverage Ratios

Portfolio Loan-to-Value based on "After-Repair" Value. The Company is an asset-based lender, and its underwriting guidelines are heavily weighted toward real estate valuation, liquidity and loan-to-value coverage. In determining real estate collateral value, the Company inspects the properties and evaluates comparable property values in the area using Multiple Listing Service (MLS) data. Based on this information, the Company prepares an estimate of the "after-repair" value for each property. The Company's "after-repair" value estimates assume that all planned capital improvements to the real estate collateral have been completed and that the Company has disbursed all construction loan funds and represents the Company's estimate of the market value of the collateral after completion of the project based on information about comparable properties available at that time. In more complex transactions or for

properties with limited comparable data, the Company may seek a formal valuation report such as an appraisal or broker price opinion. However, appraisals are recognized in the mortgage banking industry to represent estimates of value but should not be relied upon as the only measure of true worth or realizable value. Collateral value is determined solely in the judgment of the Company.

The Company believes that performing in-house real estate valuations provides it with a competitive advantage. By performing hundreds of in-house valuations per year in multiple geographies, the Company can continually refine its appraisal process and analyze real estate market trends within different geographies. This internal valuation analysis enables the Company to make faster and more informed lending decisions, which we believe help mitigate risk while providing borrowers with a higher quality of service. The Company reports to investors on a quarterly basis the results of its valuation methodology testing. These tests compare the actual loan to sale-price for those loans that paid off during a given quarter against the Company's estimated valuation for those same properties at the time the loans were made. This monthly analysis helps the Company to analyze and improve its in-house valuation methodology on an ongoing basis.

The following table sets forth the average loan-to-value for Portfolio Loans at the dates indicated, based on "after-repair" value:

Loan-to-Value Based on "After-Repair" Value				
	As of or for the Three Months Ended September 30,		As of or for the Year Ended December 31,	
	2025	2024	2024	2023
Loan to value - active loans, end of period				
Unpaid principal balance	$ 134,661,576	$ 132,043,166	$ 126,111,912	$ 129,676,027
Undisbursed construction loan balance (1)	5,611,836	6,682,821	6,134,391	12,225,739
Estimated "after-repair" value (2)	218,616,000	216,527,000	207,339,000	221,764,000
Estimated "after-repair" loan-to-value (3)	64%	64%	64%	64%
Loan to value - properties sold retail, during period				
Principal balance	$ 40,588,600	$ 35,966,714	$ 161,322,448	$ 150,511,539
Actual sale price	62,641,499	58,673,841	266,638,698	243,038,462
Actual loan-to-sale price (4)	65%	61%	61%	62%
Original "after-repair" loan-to-value estimate	66%	65%	66%	64%
Number of loans	77	81	342	341
Loans refinanced or properties sold wholesale, during period				
Unpaid principal balance	$ 8,241,373	$ 8,105,671	$ 34,307,353	$ 29,530,503
Number of loans	20	33	122	207

(1) Undisbursed construction loan balance is comprised of construction funds that have been approved but not yet disbursed. Once disbursed, the construction funds are added to the unpaid principal balance.
(2) Estimated "after repair" value assumes all undisbursed construction loan balances are fully disbursed and corresponding capital improvements to real estate have been completed. Real estate values are based on the Company's "after-repair" value estimates.
(3) Estimated "after-repair" loan-to-value is calculated by dividing the sum of the unpaid principal balance and the undisbursed construction loan balance by the estimated "after-repair" value. The principal balance of each loan was used to calculate the weighted average.
(4) Actual loan-to-sale price is calculated by dividing the fully funded loan amount by the actual sale price of the real estate collateral. The principal balance of each loan was used to calculate the weighted average. Loans that were refinanced or secured by real estate collateral that was sold wholesale (prior to planned improvements being completed) were excluded from the calculation.

The Company does not charge interest to borrowers on loan proceeds held back for construction until those proceeds are disbursed. Upon disbursement, the incremental loan proceeds are added to the existing unpaid principal balance of the loan. This practice requires the Company to categorize these funds as an undisbursed construction loan balance. The Company's undisbursed construction loan balance as of September 30, 2025 was $5.6 million, compared to $6.7 million as of September 30, 2024. For purposes of calculating the estimated "after-repair" loan-to-value on the active Portfolio Loans, the Company assumes loan commitments are fully disbursed and associated improvements to the real estate collateral have been completed.

As of the quarter ended September 30, 2025, the estimated weighted average "after-repair" loan-to-value for active Portfolio Loans was 64%. By comparison, the weighted average loan-to-sales price of paid off Portfolio Loans during the quarter ended September 30, 2025 was 65%, compared to our estimated weighted average "after-repair" loan-to-

value of 66% for those same properties that sold during the quarter. This suggests that the Manager's valuation methodology for estimating "after-repair" value for those loans that paid off during the quarter was 1 percentage points more conservative than the actual sale prices, on average.

This compares to the year ended December 31, 2024 when the estimated weighted average "after-repair" loan-to-value for active Portfolio Loans was 64%. By comparison, during the year ended December 31, 2024 the weighted average loan-to-sales price of paid off Portfolio Loans was 61%, compared to our estimated weighted average "after-repair" loan-to-value of 66% for those same properties that sold during the year. This suggests that the Manager's valuation methodology for estimating "after-repair" value for those loans that paid off during the year was 5 percentage points more conservative than the actual sale prices, on average.

It is important to point out that our "after-repair" loan to value estimates are calculated at the time the loans are made and are based on comparable sold properties available at that time and assume no future price appreciation. If the real estate market appreciates during the life of the loan, our borrowers may sell their properties at higher prices than originally estimated, resulting in a lower loan-to-sales price percentage. Similarly, if real estate prices depreciate during the life of the loan, our borrowers may sell their properties at lower prices than originally estimated, resulting in a higher loan-to sale price percentage. The Company monitors these trends and adjusts its valuation methodology accordingly.

"As-Is" Loan-to-Value and Asset Coverage Based on Percentage Completion. To provide an estimate of the "as-is" real estate collateral value at end of period, and to account for projects that are in process of construction or redevelopment, the Company uses a straight-line percentage completion method to estimate the "as-is" real estate value. Specifically, the Company estimates the percentage completion of all real estate projects based on the percentage of construction funds disbursed at period end and then multiplies this percentage completion by the total estimated value add (estimated "after-repair" value of real estate minus purchase price) to determine the current value added through capital improvements. The current value added through capital improvements is then added to the original purchase price to calculate the "as-is" value of the real estate collateral at period end. This estimated "as-is" value is then used to analyze the cumulative loan-to-value and real estate asset coverage of each investment program. It is important to note that the "as-is" loan-to-value and asset coverage ratios improve as the percentage completion increases. As a result, the following "as-is" loan-to-value and asset coverage analysis (based on percentage completion) is more conservative than the "after-repair" values and "after-repair" loan-to-values provided above, which assume 100% project completion and associated value added.

The following table provides the cumulative "as-is" loan-to-value and cumulative "as-is" asset coverage ratios for all five tiers of the Company's capital structure at the dates indicated, based on the estimated "as-is" valuation of real estate collateral.

Loan-to-Value and Asset Coverage based on "As-Is" Value	As of the Three Months Ended September 30, 2025	As of the Three Months Ended September 30, 2024	As of or for the Year Ended December 31, 2024	As of or for the Year Ended December 31, 2023
Estimated value added through construction improvements				
Estimated "after-repair" value	$ 218,616,000	$ 216,527,000	$ 207,339,000	$ 221,764,000
Real estate purchase price	146,061,328	144,986,343	138,325,411	143,065,519
Total estimated value add	$ 72,554,672	$ 71,540,657	$ 69,013,589	$ 78,698,481
Estimated percentage completion of capital improvements				
Construction loan commitments	$ 14,357,539	$ 21,602,152	$ 17,321,593	$ 27,761,813
Undisbursed construction loan balance	5,611,836	6,682,821	6,134,391	12,225,739
Disbursed construction loan funds	8,745,702	14,919,331	11,187,201	15,536,074
Percentage completion	61%	69%	65%	56%
Real estate value added based on percentage completion	$ 44,195,706	$ 49,408,908	$ 44,572,628	$ 44,041,267
Real estate purchase price	146,061,328	144,986,343	138,325,411	143,065,519
Estimated "as-is" real estate value securing loan portfolio	190,257,034	194,395,251	182,898,039	187,106,786
Book value of rental property	-	-	-	-
Book value of real estate owned (REO), held for sale	2,123,854	2,649,586	2,514,438	2,167,535
Estimated "as-is" real estate collateral value securing investment programs	**$192,380,888**	**$197,044,837**	**$ 185,412,477**	**$ 189,274,321**
Capital structure and investment programs				
Bank Borrowings, Net	$ 64,068,458	$ 62,369,977	$ 58,935,981	$ 51,969,318
Class D Equity	9,910,853	14,257,262	13,491,223	19,548,514
Class D Equity, cumulative	73,979,311	76,627,239	72,427,204	71,517,832
Class C Equity	29,054,562	27,719,711	27,109,476	28,743,252
Class C Equity, cumulative	103,033,873	104,346,950	99,536,680	100,261,084
Class B Equity	23,968,903	21,932,289	20,454,473	20,302,932
Class B Equity, cumulative	127,002,776	126,279,239	119,991,153	120,564,016
Class A Equity	6,650,117	4,852,487	5,254,850	8,030,353
Class A Equity, cumulative	$ 133,652,894	$ 131,131,726	$ 125,246,003	$ 128,594,368
Capital structure loan-to-value based on "as-is" valuation of real estate collateral				
Bank Borrowings	33%	32%	32%	27%
Class D Equity, cumulative	38%	39%	39%	38%
Class C Equity, cumulative	54%	53%	54%	53%
Class B Equity, cumulative	66%	64%	65%	64%
Class A Equity, cumulative	69%	67%	68%	68%
Capital structure asset coverage based on "as-is" valuation of real estate collateral				
Bank Borrowings	3.00 x	3.16 x	3.15 x	3.64 x
Class D Equity, cumulative	2.60 x	2.57 x	2.56 x	2.65 x
Class C Equity, cumulative	1.87 x	1.89 x	1.86 x	1.89 x
Class B Equity, cumulative	1.51 x	1.56 x	1.55 x	1.57 x
Class A Equity, cumulative	1.44 x	1.50 x	1.48 x	1.47 x

As of September 30, 2025, the estimated "after-repair" value of the real estate collateral securing the loan portfolio was $218.6 million, and the real estate purchase price was $146.1 million, resulting in an estimated $72.6 million in total value add to the real estate projects. Total construction loan commitments were $14.4 million and construction funds disbursed were $8.7 million, resulting in an estimated percentage completion of 61%. Multiplying the estimated total value add of $72.6 million by the estimated project completion of 61% equaled an estimated $44.2 million of incremental real estate value added based on percentage completion. Adding $44.2 million of incremental real estate value added to the real estate purchase price of $146.1 million provided an estimated "as-is" loan portfolio real estate

collateral value of $190.3 million. When combined with an estimated $2.1 million of real estate owned assets, the total estimated "as-is" real estate collateral value securing the Company's investment programs was $192.4 million as of September 30, 2025.

Cumulative loan-to-value is the value of the equity investment plus any senior equity or debt divided by the estimated "as-is" real estate collateral value ($192.4 million as of September 30, 2025). As of September 30, 2025:

- The loan-to-value of Bank Borrowings equaled 33% or $64.1 million in Bank Borrowings divided by the estimated "as-is" real estate collateral value of $192.4 million;
- Cumulative loan-to-value of Class D Equity equaled 38% or $74.0 million (the sum of $9.9 million in Class D Equity, plus $64.1 million in Bank Borrowings) divided by the estimated "as-is" real estate collateral value of $192.4 million, and;
- Cumulative loan-to-value of Class C Equity equaled 54% or $103.0 million (the sum of $29.0 million in Class C Equity, plus $9.9 million in Class D Equity, plus $64.1 million in Bank Borrowings) divided by the estimated "as-is" real estate collateral value of $192.4 million;
- Cumulative loan-to-value of Class B Equity equaled 66% or $127.0 million (the sum of $24.0 million in Class B Equity, plus $29.0 million in Class C Equity, plus $9.9 million in Class D Equity, plus $64.1 million in Bank Borrowings) divided by the estimated "as-is" real estate collateral value of $192.4 million, and;
- Cumulative loan-to-value of Class A Equity equaled 69% or $133.6 million (the sum of $6.6 million in Class A Equity, plus $24.0 million in Class B Equity, plus $29.0 million in Class C Equity, plus $9.9 million in Class D Equity, plus $64.1 million in Bank Borrowings) divided by the estimated "as-is" real estate collateral value of $192.4 million.

Loan-to-value for Bank Borrowings increased slightly year-over year, reflecting a small increase in Bank Borrowings as a percentage of total assets. Cumulative loan-to-value for all classes stayed relatively flat or increased slightly year-over-year, primarily reflecting the increase in Bank Borrowings as a percentage of total assets.

Cumulative Asset Coverage is the estimated "as-is" real estate collateral value ($192.4 million as of September 30, 2025) divided by the equity investment plus any senior equity or debt. As of September 30, 2025:

- Bank Borrowings equaled 3.00 times or $192.4 million in estimated "as-is" real estate collateral value divided by $64.1 million in Bank Borrowings;
- Class D Equity equaled 2.60 times or $192.4 million in estimated "as-is" real estate collateral value divided by $74.0 million (the sum of $9.9 million in Class D Equity, plus $64.1 million in Bank Borrowings);
- Class C Equity equaled 1.87 times or $192.4 million in estimated "as-is" real estate collateral value divided by $103.0 million (the sum of $29.0 million in Class C Equity, plus $9.9 million in Class D Equity, plus $64.1 million in Bank Borrowings);
- Class B Equity equaled 1.51 times or $192.4 million in estimated "as-is" real estate collateral value divided by $127.0 million (the sum of $24.0 million in Class B Equity, plus $29.0 million in Class C Equity, plus $9.9 million in Class D Equity, plus $64.1 million in Bank Borrowings), and;
- Class A Equity equaled 1.44 times or $192.4 million in estimated "as-is" real estate collateral value divided by $133.6 million (the sum of $6.6 million in Class A Equity, plus $24.0 million in Class B Equity, plus $29.0 million in Class C Equity, plus $9.9 million in Class D Equity, plus $64.1 million in Bank Borrowings).

Asset coverage for Bank Borrowings decreased slightly year-over-year, primarily reflecting an increase in Bank Borrowings as a percentage of total assets. All classes of equity stayed relatively flat or decreased slightly year-over year, primarily reflecting the increase in Bank Borrowings as a percentage of total assets.

Interest and Preferred Return Coverage. The interest coverage ratio is the ratio of total income to interest expense on Bank Borrowings. The preferred return coverage ratios are the ratios of total income to preferred return expense of each class of equity, plus any senior preferred returns or interest expense. The following table provides information as to the Company's interest and preferred return coverage ratios considering the Company's bank line of credit and three classes of preferred equity for the periods shown.

Interest & Preferred Return Coverage Ratios

	For the Three Months Ended September 30,		For the Year Ended December 31,	
	2025	2024	2024	2023
Interest income	$ 4,137,457	$ 3,712,052	$ 14,871,066	$ 13,576,623
Rental property Income	-	-	-	-
Other income	10,110	14,315	94,968	-
Total income	4,147,567	3,726,367	14,966,034	13,576,623
Interest coverage / preferred return coverage ratios				
Interest expense – Bank Borrowings (1)	1,199,804	1,169,888	4,329,181	3,028,027
Preferred return – Class D Equity (2)	123,471	185,227	801,145	1,105,953
Preferred return – Class C Equity (3)	431,029	415,447	1,653,510	1,757,866
Preferred return – Class B Equity (4)	528,692	486,821	1,931,419	1,794,514
Total interest expense plus preferred return	$ 2,282,996	$ 2,257,383	$ 8,715,256	$ 7,686,360
Interest coverage - Bank Borrowings (1)	3.5 x	3.2 x	3.5 x	4.5 x
Cumulative preferred coverage - Class D Equity (2)	3.1 x	2.7 x	2.9 x	3.3 x
Cumulative preferred coverage - Class C Equity (3)	2.4 x	2.1 x	2.2 x	2.3 x
Cumulative preferred coverage - Class B Equity (4)	1.8 x	1.7 x	1.7 x	1.8 x
Average portfolio leverage, during period	48.5%	45.6%	43.3%	32.0%

(1) Bank Borrowings have a first priority security interest in all of the Company's assets, including Portfolio Loans. Interest coverage equals total income divided by the interest expense related to Bank Borrowings. As of September 30, 2025, interest expense on Bank Borrowings was restated 'net' to include both interest and line-of-credit origination fees under GAAP.

(2) Class D Equity has a second priority security interest in all of the Company's assets, including its Portfolio Loans. Cumulative preferred return coverage of Class D Equity equals total income divided by the total preferred return paid to Class D Equity, plus interest paid on Bank Borrowings. Effective December 31, 2022, the Company's 5% senior secured, 30-day demand, promissory notes (the "Senior Notes") were prepaid, and holders of the Senior Notes reinvested the outstanding principal amount into 5% preferred return, participating, Class D Units of equity on January 1, 2023.

(3) Class C Equity has a third priority security interest in all of the Company's assets, including Portfolio Loans. Cumulative preferred return coverage of Class C Equity equals total income divided by the total preferred return paid to Class C Equity and Class D Equity, plus interest expense paid on Bank Borrowings. Effective February 1, 2021, the Company's 6% subordinate secured, six-month maturity, promissory notes (the "Junior Notes") were prepaid, and holders of the Junior Notes reinvested the outstanding principal amount into six percent preferred return, participating, Class C Units of equity.

(4) Class B Equity has a fourth priority security interest in all of the Company's assets, including Portfolio Loans. Cumulative preferred return coverage of Class B Equity equals total income divided by the total preferred return paid to Class B Equity, Class C Equity, and Class D Equity, plus interest expense paid on Bank Borrowings. Effective February 1, 2021, the Company's 10% preferred return, participating, equity offering (the "Equity") was exchanged for nine percent preferred, participating, Class B Units of equity.

During the quarter ended September 30, 2025, the Company generated $4,147,567 in total income available to pay interest expense and equity preferred returns. With average portfolio leverage of 48.5%, the Company paid interest expense of $1,199,804 related to Bank Borrowings. The Company paid preferred returns of $123,471 related to Class D Equity, $431,029 related to Class C Equity and $528,692 related to Class B Equity. Total income was 3.5 times the amount necessary to pay interest expense related to Bank Borrowings; 3.1 times the amount necessary to pay the interest expense and preferred returns related to Bank Borrowings and Class D Equity combined; 2.4 times the amount necessary to pay the interest expense and preferred returns related to Bank Borrowings, Class D Equity and Class C Equity combined, and; 1.8 times the amount necessary to pay the interest expense or preferred returns related to Bank Borrowings, Class D Equity, Class C Equity and Class B Equity combined.

Interest coverage for Bank Borrowings increased modestly year-over-year primarily due to an increase in Portfolio Loan pricing and a modest decrease in the interest rate paid on average Bank Borrowings, which more than offset an increase in Bank Borrowings as a percentage of total assets. Cumulative preferred return coverage for Class D Equity, Class C Equity and Class B Equity increased year-over-year primarily due to an increase in Portfolio Loan pricing.

Income Statement

Net Income. Net income was $1,944,932 for the quarter ended September 30, 2025, an increase of $399,394, or 25.8%, from $1,545,538 in the prior quarter and an increase of $594,875, or 44.1%, from $1,350,057 during the same quarter in the prior year.

The quarter-over-quarter and year-over-year increase in net income was primarily the result of loan portfolio growth between periods.

Net Interest Margin and Net Interest Rate Spread. Net interest margin for the quarter ended September 30, 2025 was 8.665% compared to 8.988% and 7.922% for the quarters ended June 30, 2025 and September 30, 2024, respectively. Similarly, the net interest rate spread for the quarter ended September 30, 2025 was 4.877% compared to 4.971% and 3.588% for the quarters ended June 30, 2025 and September 30, 2024, respectively. See table below "Average Balances and Yields" for additional details.

The net interest rate spread decreased slightly quarter-over-quarter, reflecting a decrease in the yield earned on average interest-earning assets. The net interest rate spread increased year-over-year, reflecting an increase in the yield earned on average interest-earning assets, and a decrease in the cost of Bank Borrowings between periods. The net interest margin decreased quarter-over-quarter, primarily reflecting a decrease in the yield earned on interest-earning assets between periods, and increased year-over-year, primarily reflecting an increase in the yield earned on interest-earning assets between periods.

Interest Income. For the quarter ended September 30, 2025, total interest income was $4,137,457 an increase of $212,819, or 5.4%, from $3,924,638 during the prior quarter, and an increase of $425,405, or 11.5%, from $3,712,052 during the same period in the prior year.

The Company's average interest-earning assets increased by $6.8 million, or 5.3%, to $134.5 million during the quarter ended September 30, 2025, from an average of $127.7 million during the prior quarter. The yield earned on interest-earning assets decreased 13 basis points during the same period to 12.205% from 12.330%.

Average interest-earning assets increased $6.8 million, or 5.4%, year-over-year to $134.5 million during the quarter ended September 30, 2025, from an average of $127.7 million during the same quarter in the prior year. The yield earned on average interest-earning assets increased 64 basis points to 12.205% during the quarter from 11.567% during the same quarter in the prior year.

The increase in average interest-earning assets quarter-over-quarter and year-over-year was primarily due to increased loan demand and a corresponding increase in loan portfolio size.

The average daily balance of cash during the quarter ended September 30, 2025 was $6,696, compared to $4,393 and $9,207 for the quarters ended June 30, 2025 and September 30, 2024, respectively. Interest income earned on those cash balances during that time was immaterial.

The consistently low level of average cash balances reflects efficient cash management provided by the Company's revolving bank line of credit. See "Bank Borrowings" below for additional details.

Interest Expense. Total interest expense included only the Company's bank line of credit ("Bank Borrowings") and increased $136,024, or 12.8%, to $1,199,804 for the quarter ended September 30, 2025, from $1,063,780 during the prior quarter, and increased $29,916, or 2.6%, from $1,169,888 during the same quarter in the prior year. The average cost of interest-bearing liabilities was 7.328% during the quarter ended September 30, 2025, a decrease of 3 basis points from 7.359% during the prior quarter, and a decrease of 65 basis points from 7.980% during the same quarter in the prior year.

The quarter-over-quarter increase in average interest expense was primarily driven by a 12.0% increase in average Bank Borrowings, which more than offset by a 3 basis point decrease in the average interest rate paid on Bank Borrowings between periods. The year-over-year increase in average interest expense was primarily attributable to a 11.4% increase in average Bank Borrowings between periods, which more than offset a 65 basis point decrease in the average interest rate paid on Bank Borrowings. The increase in average Bank Borrowings was the result of an increase in loan demand and corresponding increase in loan portfolio size.

Net Interest Income. Net interest income for the quarter ended September 30, 2025 was $2,937,653, an increase of $76,795, or 2.7%, from $2,860,858 during the prior quarter, and an increase of $395,489, or 15.6%, from $2,542,164 during the same quarter in the prior year.

The quarter-over-quarter increase was primarily attributable to a 5.3% increase in average interest-earning assets, which more than offset a 9 basis point decrease in the net interest rate spread. The year-over-year increase was primarily attributable to a 129 basis point increase in the net interest rate spread and a 5.4% increase in average interest-earning assets.

Other Income. For the quarter ended September 30, 2025, other income was $10,110, an increase of $1,001, or 11.0%, from $9,109 during the prior quarter, and a decrease of $4,205, or 29.4%, from $14,315 during the same period in the prior year. Other income generally includes late payment fees and default interest related to Non-Performing Loans, income from REO assets, and reversals in the allowance for loan losses used to offset losses on the sale of REO assets. We expect this income to vary between periods driven by the number of Non-Performing Loans, timing of Non-Performing Loan payoffs, collectability of default interest and late fees on Non-Performing Loans, and the profitability of REO asset sales.

The changes in other income quarter-over-quarter and year-over-year were primarily attributable to fluctuations in late payment fees and other collections on non-performing loans.

Non-Interest Expense. For the quarter ended September 30, 2025, non-interest expense was $1,002,831, a decrease of $321,598, or 24.3%, from $1,324,429 during the prior quarter, and a decrease of $203,591 or 16.9%, from $1,206,422 during the same period in the prior year.

Non-interest expense decreased quarter-over-quarter and year-over-year primarily due to a decrease in marketing expenses, legal expenses, and a decrease in loan servicing fees paid to the manager. During the quarter, the Manager decreased its loan servicing free from 3% to 2% to increase the amount of profit distributions to investors. The Company's operating agreement allows the Manager to charge a loan servicing fee of "up to" 3%.

Provision for Loan Losses. Based on our analysis of loan portfolio performance, loan portfolio growth, and potential market risk, the Company recorded a $84,941 provision for loan loss expense during the quarter ended September 30, 2025, a provision of $80,213 for the prior quarter, and a provision of $26,820 for the same quarter in the prior year. The allowance for loan losses was $2,224,303 or 1.7% of total unpaid principal balance (UPB) at September 30, 2025, compared to $2,139,362 or 1.6% of total UPB at June 30, 2025, and as compared to $2,070,394 or 1.6% of total UPB at September 30, 2024.

There were two delinquent loans as of September 30, 2025 (UPB $654,951) compared to two Delinquent Loans as of June 30, 2025 (UPB $857,944), and eight Delinquent Loans at September 30, 2024 (UPB $4,564,946). The allowance for loan losses reflects the estimate we believed to be appropriate to cover the probable losses incurred in the loan portfolio at September 30, 2025, June 30, 2025, and September 30, 2024. See "Asset Quality" below for a discussion of Non-Performing Loans and REO assets.

It is important to point out that on average Delinquent Loans have previously generate additional profits for the Company through the return of principal, accrued interest and additional late fees and default interest. Therefore, the percentage of Non-Performing Loans are not necessarily correlated to the amount of charge offs expected by the Company.

Franchise Fees and Income Taxes. The Company intends to be treated for US federal income tax purposes as a REIT. A REIT generally is not subject to US federal income tax on the net income that it distributes to shareholders if it meets the applicable REIT distribution requirements and other requirements for REIT qualification under the tax code. Franchise fees for the quarter ended September 30, 2025 totaled $100 as compared to $2,377 during the prior quarter and $610 during the same quarter in the prior year.

Balance Sheet, Liquidity and Capital Resources

Total assets. As of September 30, 2025, total assets were $135.0 million, an increase of $2.3 million, or 1.8%, from $132.7 million the prior quarter, and an increase of $2.0 million, or 1.6%, from $133.0 million from the prior year.

Total assets were up quarter-over-quarter and year-over-year primarily reflecting increased loan demand.

Equity. As of September 30, 2025, June 30, 2025, and September 30, 2024, the Company's equity balance was $69.6 million (51.5% of total assets), $69.2 million (52.1% of total assets), and $68.8 million (51.7% of total assets), respectively.

As of September 30, 2025, Class A Equity equaled $6.6 million (4.9% of total assets), Class B Equity equaled $24.0 million (17.7% of total assets), Class C Equity equaled $29.0 million (21.5% of total assets), and Class D Equity equaled $9.9 million (7.3% of total assets).

The Umpqua Bank line of credit loan covenants require the Company to maintain a ratio of line-of-credit balance owed to other capital not greater than one to one. The Company's Class Limitation Covenant requires the sum of Class A Equity and Class B Equity to be no less than 20% of total assets. As of September 30, 2025, the Company was in compliance with all covenants.

Bank Borrowings. As of September 30, 2025, June 30, 2025, and September 30, 2024, the net unpaid line of credit balance was $64.1 million (47.4% of total assets), $61.4 million (46.3% of total assets), and $62.4 million (46.9% of total assets), respectively.

For the quarters ending September 30, 2025, June 30, 2025, and September 30, 2024, the average line of credit balance and utilization during these periods was $65.0 million (81.2% utilization), $58.0 million (72.5% utilization), and $58.3 million (72.9% utilization), respectively. The Company aims to maintain line of credit utilization within a range of 50% to 80%., which allows the Company to meet unanticipated loan requests from borrowers or unanticipated withdrawal requests from investors. Similarly, if the Company's Portfolio Loans pay off faster than anticipated or if new loan originations do not match the rate of loan payoffs, the line of credit can be paid down while keeping investor capital fully utilized.

On May 5, 2021, the Company refinanced its $40 million credit facility provided by Western Alliance Bank with a new $40 million credit facility provided by Umpqua Bank. The new credit facility is substantially the same but offers the Company more attractive pricing. The Western Alliance Bank credit facility was priced at the greater of 1-Month LIBOR plus 3.125% or 4.75% (floor rate), compared to the Umpqua Bank credit facility priced at the greater of 1-Month LIBOR plus 2.750% or 4.00% (floor rate). On August 10, 2021, the Umpqua Bank credit facility was increased from $40 million to $50 million to accommodate loan portfolio growth during 2021. On January 28, 2022, the Umpqua Bank credit facility was increased from $50 million to $60 million to accommodate additional loan portfolio growth during 2022, and the interest rate spread was transitioned from 1-Month LIBOR plus 2.75% to 1-Month SOFR (Secured Overnight Financing Rate) plus 2.80 to comply with the Federal Reserve's request that banks phase out the use of LIBOR. On June 9, 2022, the Umpqua Bank credit facility was increased from $60 million to $75 million to accommodate additional loan portfolio growth during 2022, and the maturity date was extended to May 5, 2024. On June 29, 2023, the Umpqua Bank credit facility was decreased from $75 million to $60 million, and the maturity date was extended to May 5, 2025. The decrease in credit facility size was requested by the Company to reduce interest expense. On July 2, 2024, the Umpqua Bank credit facility was increased from $60 million to $80 million, and the maturity date was extended to May 5, 2026. On July 1, 2025, the Umpqua Bank credit facility was restated, and the maturity date was extended to May 5, 2027. The increase in credit facility size was requested by the Company to accommodate strong loan demand. As of September 30, 2025, the interest rate on the Umpqua Bank credit facility was 7.000%.

Portfolio Roll Forward Analysis. The Company makes short-term loans with maturities of 12 months or less. These Portfolio Loan payoffs provide a primary source of cash flow to the Company. To help analyze the velocity of this cash flow the Company performs a monthly loan portfolio roll forward analysis. This analysis evaluates the number of active loans and the principal balance of those loans at the beginning of each month, and the dollar volume of principal advances made, and principal payments received by the Company during each month. With this information, the Company can analyze historical monthly cash flows related to loan portfolio funding and payoffs and calculate the number of days required for the loan portfolio to turn over or to pay off in full, assuming the Company stopped making new loans and the historical principal payment velocity remained constant.

ROLL FORWARD ANALYSIS						
Month	Number of Loans	Principal Beginning Balance	Principal Advances	Principal Payments	Principal Ending Balance	Days to Turnover (1)
Jan-23	256	105,524,277	8,522,449	(12,443,025)	101,603,701	254
Feb-23	260	101,603,701	14,373,295	(11,589,692)	104,387,304	263
Mar-23	272	104,387,304	17,385,212	(18,980,953)	102,791,564	165
Apr-23	276	102,791,564	18,482,307	(13,344,255)	107,929,616	231
May-23	289	107,929,616	25,711,837	(18,497,685)	115,143,768	175
Jun-23	297	115,143,768	22,050,381	(12,965,793)	124,228,356	266
Jul-23	306	124,228,356	16,775,055	(13,453,231)	127,550,180	277
Aug-23	309	127,550,180	23,620,317	(20,074,037)	131,096,460	191
Sep-23	305	131,096,460	11,107,265	(12,145,224)	130,058,501	324
Oct-23	295	130,058,501	13,276,202	(18,465,388)	124,869,314	211
Nov-23	294	124,869,314	13,140,332	(11,454,139)	126,555,508	327
Dec-23	295	126,555,508	20,416,653	(17,296,134)	129,676,027	220
Total		1,401,738,548	204,861,305	(180,709,555)	Average # Days	233
Jan-24	298	129,676,027	14,576,027	(14,482,415)	129,769,639	269
Feb-24	287	129,769,639	16,406,172	(19,289,255)	126,886,556	202
Mar-24	285	126,886,556	14,877,587	(14,761,558)	127,002,585	258
Apr-24	283	127,002,585	18,408,905	(25,944,574)	119,466,915	147
May-24	281	119,466,915	18,841,773	(18,203,610)	120,105,079	197
Jun-24	275	120,105,079	12,228,716	(12,540,109)	119,793,686	287
Jul-24	290	119,793,686	22,745,894	(12,328,738)	130,210,842	291
Aug-24	272	130,210,842	14,092,957	(17,988,612)	126,315,187	217
Sep-24	275	126,315,187	20,373,740	(14,645,761)	132,043,166	259
Oct-24	268	132,043,166	13,302,366	(15,044,034)	130,301,497	263
Nov-24	252	130,301,497	12,200,842	(17,440,758)	125,061,582	224
Dec-24	244	125,061,582	18,956,853	(17,906,522)	126,111,912	210
Total		1,516,632,759	197,011,831	(200,575,946)	Average # Days	227
Jan-25	231	126,111,912	11,934,550	(15,830,926)	122,215,537	239
Feb-25	236	122,215,537	17,479,158	(13,560,445)	126,134,251	270
Mar-25	227	126,134,251	15,597,306	(21,605,457)	120,126,100	175
Apr-25	237	120,126,100	21,992,304	(15,849,730)	126,268,675	227
May-25	245	126,268,675	22,851,857	(21,624,986)	127,495,546	175
Jun-25	251	127,495,546	18,123,743	(13,263,468)	132,355,820	288
Jul-25	259	132,355,820	16,310,477	(16,231,238)	132,435,059	245
Aug-25	260	132,435,059	16,970,055	(12,113,131)	137,291,983	328
Sep-25	253	137,291,983	21,275,696	(23,906,103)	134,661,576	172
Total		1,150,434,882	162,535,147	(153,985,483)	Average # Days	224

(1) Days to turnover is calculated by dividing the monthly beginning principal balance by the monthly principal payments received and then multiplying by 30 days.

During the nine months ended September 30, 2025, the principal balance of the Company's loan portfolio ranged from $120.1 million to $137.3 million, and the Company made principal advances of $162.5 million related to new or existing Portfolio Loans and received principal payments of $154.0 million related to Portfolio Loan payoffs. Based on the average monthly principal balance and principal payments received, on average it would take approximately 224 days for the Company's Portfolio Loans to pay off in full, assuming the Company stopped making new loans, and the average volume of principal payments remained constant.

During the three months ended September 30, 2025, the Company experienced more principal advances than principal payments, reflecting a healthy level of loan demand.

Asset Quality

Allowances for loan losses. As of September 30, 2025, the Company's allowance for loan losses balance was $2,224,303, or 1.7% of the unpaid principal balance (UPB) of Portfolio Loans. During the quarter ended September 30, 2025, the Company recognized a $84,941 provision-for-loan-losses and no charge-off against its allowance for loan losses. See "Delinquent Loans, REO Assets and Rental Properties" below for additional details.

By comparison, during the quarter ended June 30, 2025, the Company's allowance for loan losses balance was $2,139,362, or 1.6% of the unpaid principal balance (UPB) of Portfolio Loans. During the quarter ended June 30, 2025, the Company recognized a $80,213 provision-for-loan-losses and no charge-off against its allowance for loan losses.

By comparison, during the quarter ended September 30, 2024, the Company's allowance for loan losses balance was $2,070,394, or 1.6% of the unpaid principal balance (UPB) of Portfolio Loans. During the quarter ended September 30, 2024, the Company recognized $26,820 provision-for-loan-losses expense and no charge-off against its allowance for loan losses.

The Company expects to accrue a provision for loan losses at a rate of 0% and 1.0% annualized. Factors that affect the accrual rate include loan portfolios size, loan portfolio performance, real estate market conditions, and general economic factors.

As of September 30, 2025, the total amount of loans charged off by the Company since inception (April 2009) totaled $3.3 million or 0.177% of total loans originated ($1.89 billion). See "Provision for Loan Losses" above for additional details.

Delinquent Loans, Real Estate Owned and Rental Properties. The following definitions are used when categorizing the Company's Delinquent, non-performing, Non-Accruing, Impaired and Real Estate Owned assets:

(1) ***Delinquent Loan:*** A loan with a monthly payment that is 30 days or more past due.
(2) ***Non-Performing Loan:*** A Delinquent Loan that is in the foreclosure process but still accruing interest.
(3) ***Non-Accruing Loan:*** A Delinquent Loan that is in the foreclosure process but no longer accruing interest. The accrual of interest on a loan is discontinued when, in management's judgment, the future collectability of principal or interest is in doubt. Loans placed on non-accrual status may or may not be contractually past due at the time of such determination.
(4) ***Impaired Loan:*** A Delinquent Loan in which the estimated net proceeds from the disposition of the collateral (from auction sale or otherwise) is insufficient to cover the total principal, unpaid accrued interest and foreclosure fees due. Impaired Loans are measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or the fair market value of the collateral if the loan is collateral dependent. Impaired Loans are currently measured at lower of cost or fair value. Impaired Loans are charged to the allowance for loan losses when management believes, after considering economic and business conditions, collection efforts and collateral position that collection of principal is not probable.
(5) ***Real Estate Owned ("REO"):*** Real estate that becomes an asset of the Company following a foreclosure sale or through a deed in lieu of foreclosure that is held for sale.
(6) ***Rental Properties:*** Real estate that the Company holds for use.

The Company's policy is to categorize a loan as both a Delinquent Loan and Non-Performing Loan and to begin the foreclosure process if the Company has not received payment from the borrower within 30 days of the due date. Industry standard is to categorize a loan as delinquent for the first 90 days and then to categorize the loan as non-performing after 90 days. We believe that our more aggressive policy is appropriate given that our loans have shorter maturities relative to traditional loans. This policy enables the Company to get an earlier start on the foreclosure process should the loan continue to remain delinquent (the time to foreclose on a property can range from 75 to 180 days, or longer if the borrower files bankruptcy or contests the foreclosure judicially). However, this more conservative policy does tend to generate more Non-Performing Loans that are ultimately cured.

When a loan becomes non-performing and the foreclosure process is initiated, accounting rules require the Company to continue to accrue interest monthly on the Non-Performing Loan, if the manager believes in good faith that the net proceeds from the disposition of the collateral, through foreclosure sale or otherwise, will be sufficient to recover the principal, unpaid accrued interest and foreclosure fees due. In contrast, if the manager, at any time, believes that the net proceeds from the disposition of the collateral may not be sufficient to recover the principal, unpaid accrued interest and foreclosure fees due, then accounting rules require the manager to stop accruing interest on the loan. Only this type of loan will be classified as a Non-Accruing Loan. Finally, if for whatever reason, the net proceeds from the disposition of the collateral are estimated to be insufficient to pay the principal, unpaid accrued interest and foreclosure fees due, then the loan will be classified as an Impaired Loan. Accounting rules require that the shortfall related to an Impaired Loan be booked against the Company's allowance for loan losses.

The following table provides information associated with the Company's Delinquent, Non-Performing, Non-Accruing, Impaired and Charged Off loans:

New Delinquent Loans					
During Q3 2025	Unpaid Principal Balance	Unpaid Accrued Interest	Estimated Value	Loan to Value	Accrual Status
San Bernardino, CA (Twentynine Palms)	112,373	2,088	250,000	45%	Non-Performing
Total	$ 112,373	$ 2,088	$ 250,000		

Paid Off Delinquent Loans					
During Q3 2025	Unpaid Principal Balance	Interest Collected	Additional Fees Collected (2)	Loan to Value	Date Paid Off
San Diego, CA (Fallbrook)	316,106	10,831	-	89%	7/3/2025
Total	$ 316,106	$ 10,831	$ -		

Delinquent Loans - End of Quarter					
As of 9/30/2025	Unpaid Principal Balance	Unpaid Accrued Interest	Estimated Value	Loan to Value	Accrual Status
Riverside, CA (La Quinta)	542,578	28,649	700,000	78%	Non-Accruing
San Bernardino, CA (Twentynine Palms) (1)	112,373	2,088	250,000	45%	Non-Performing
Total	$ 654,951	$ 30,737	$ 950,000		

(1) New delinquent loan.
(2) Additional fees collected are net of additional expenses incurred.

During the quarter ended September 30, 2025, one new loan became delinquent, one Delinquent Loan paid off, and no Delinquent Loans were converted to REO Assets. As of September 30, 2025, the Company had 2 Delinquent Loans (UPB $654,951). The Company anticipates collecting full proceeds on these loans.

We will continue to analyze Delinquent Loans as part of our ongoing process to improve our internal policies and procedures.

The following table provides information associated with the Company's Real Estate Owned:

Real Estate Owned Assets					
As of 9/30/2025	Cost Basis	REO Expense (during quarter)	REO Source	Acquisition Date	Exit Strategy
Alameda, CA (Oakland)	$ 2,123,854	$ 2,167	Foreclosure	6/1/2018	Rehab and Sell
Total	$ 2,123,854	$ 2,167			

(1) New real estate owned asset.

During the quarter ended September 30, 2025, no new REO assets were acquired and no REO assets were sold. As of September 30, 2025, the Company had REO asset inventory of $2.1 million (1.6% of total assets) comprised of one property located in Alameda County, California. The property is a single family residential new construction project that is ready for sale, pending the issuance of a public works permit by the City of Oakland.

Assets acquired through or in lieu of foreclosure are initially recorded at the lower of cost or fair value less estimated costs to sell, establishing a new cost basis. After foreclosure, valuations are performed at least annually, and the real estate assets are carried at the lower of cost or fair value less estimated costs to sell. REO asset revenue and expenses from operations and changes in the valuation allowance are included in other non-interest income or expense. Costs related to the development and improvement of REO assets are capitalized.

Portfolio Loan Characteristics

Project Type. As of September 30, 2025, the percentage of unpaid principal balance categorized by project type consisted of 98% Single Family Residential Rehab (250 loans), 1% Single Family Residential New Construction (2 loans), 0% Multi-Family Residential Rehab (0 loans), <1% Multi-Family Residential New Construction (1 loan), 0% Commercial (0 loans), and 0% Land Entitlements (0 loan).

By comparison, as of June 30, 2025, the percentage of unpaid principal balance categorized by project type consisted of 98% Single Family Residential Rehab (248 loans), 1% Single Family Residential New Construction (2 loans), 0% Multi-

Family Residential Rehab (0 loans), <1% Multi-Family Residential New Construction (1 loan), 0% Commercial (0 loans), and 0% Land Entitlements (0 loan).

By comparison, as of September 30, 2024, the percentage of unpaid principal balance categorized by project type consisted of 92% Single Family Residential Rehab (262 loans), 8% Single Family Residential New Construction (13 loans), 0% Multi-Family Residential Rehab (0 loans), 0% Multi-Family Residential New Construction (0 loans), 0% Commercial (0 loans), and 0% Land Entitlements (0 loan).

It is important to point out that the Company is not seeking out land entitlement loans. These loans represent phase one of two phase construction projects on either single family or multi-family residential structures.

Geographical Distribution. As of September 30, 2025, the geographic concentration of active Portfolio Loans of 1% or more of the unpaid principal balance in any state was as follows: Arizona 1%, California 71%, Colorado 5%, North Carolina 2%, Oregon 9%, Texas 2%, Utah 3% and Washington 4%.

By comparison, as of June 30, 2025, the geographic concentration of active Portfolio Loans of 1% or more of the unpaid principal balance in any state was as follows: California 75%, Colorado 4%, North Carolina 2%, Oregon 9%, Texas 2%, Utah 2% and Washington 3%.

By comparison, as of September 30, 2024, the geographic concentration of active Portfolio Loans of 1% or more of the unpaid principal balance in any state was as follows: Arizona 1%, California 67%, Colorado 8%, Florida 3%, Georgia 1%, Maryland 1%, Missouri 1%, North Carolina 2%, Oregon 7%, Texas 3%, Utah 3%, and Washington 3%.

The Company believes that the benefits of geographic diversity outweigh the risks associated with managing a wide geographic distribution of borrowers and real estate collateral. Specifically, the Company evaluates and adjusts its loan program offerings to borrowers in those states that offer better investment returns per unit of risk. Some of the variables evaluated by the Company in making the decision to expand or contract in a specific geographic market include the competitive pricing pressure from competing lenders, availability of borrower projects, the margins on those borrower projects and trends in regional economic activity. In addition, the Company believes that lending in non-judicial foreclosure states is less risky, generally, than lending in judicial foreclosure states because the amount of time and expense required to foreclose nonperforming loans in non-judicial states is less. As of September 30, 2025, June 30, 2025, and September 30, 2024, the percentage of loan portfolio UPB secured by property located in non-judicial states was 99.6%, 98.4% and 97.1%, respectively.

Borrowers. As of September 30, 2025, the portfolio consisted of 253 active loans provided to 150 borrowers. The average number of loans per borrower was 1.7 loans. The largest borrower represented 8.9% of the unpaid principal balance ("UPB") while the top 3 borrowers represented 15.7% of UPB.

By comparison, as of June 30, 2025, the portfolio consisted of 251 active loans provided to 144 borrowers. The average number of loans per borrower was 1.7 loans. The largest borrower represented 8.5% of the unpaid principal balance ("UPB") while the top 3 borrowers represented 17.2% of UPB.

By comparison, as of September 30, 2024, the portfolio consisted of 275 active loans provided to 136 borrowers. The average number of loans per borrower was 2.0 loans. The largest borrower represented 9.9% of the UPB while the top 3 borrowers represented 16.4% of UPB.

Portfolio Age. As of September 30, 2025, the age distribution of the 253 active Portfolio Loans was as follows: 162 loans within 0-6 months (61% of the unpaid principal balance "UPB"), 33 loans within 6-9 months (15% of UPB), 11 loans within 9-12 months (6% of UPB) and 47 loans greater than 12 months (18% of UPB).

By comparison, as of June 30, 2025, the age distribution of the 251 active Portfolio Loans was as follows: 169 loans within 0-6 months (64% of the unpaid principal balance "UPB"), 21 loans within 6-9 months (13% of UPB), 18 loans within 9-12 months (8% of UPB) and 43 loans greater than 12 months (15% of UPB).

By comparison, as of September 30, 2024, the age distribution of the 275 active Portfolio Loans was as follows: 174 loans within 0-6 months (63% of UPB), 29 loans within 6-9 months (13% UPB), 22 loans within 9-12 months (9% of UPB) and 50 loans greater than 12 months (19% of UPB).

Portfolio Turnover. During the quarter ended September 30, 2025, the Company originated 99 new Portfolio Loans and saw 97 Portfolio Loans pay off. In addition, the Company took no deeds in lieu of foreclosure and foreclosed on no loans during the quarter.

By comparison, during the quarter ended June 30, 2025, the Company originated 124 new Portfolio Loans and saw 100 Portfolio Loans pay off. In addition, the Company took no deeds in lieu of foreclosure and foreclosed on no loans during the quarter.

By comparison, during the quarter ended September 30, 2024, the Company originated 116 new Portfolio Loans and saw 114 Portfolio Loans pay off. In addition, the Company took no deeds in lieu of foreclosure, and foreclosed on two loans during the quarter.

As of September 30, 2025, the Company had originated 5,530 loans since inception (April 2009) of which 5,277 had paid off, including 50 loans that had become REO properties through either the foreclosure or deed in lieu process, resulting in a net of 253 active Portfolio Loans.

Loan Size. As of September 30, 2025, the average and median loan sizes were $532,259 and $380,353, up $4,945 and up $6,622 from the average and median loan sizes of $527,314 and $373,731 at June 30, 2025, and up $52,102 and up $33,353 from the average and median loan sizes of $480,157 and $347,000 at September 30, 2024, respectively.

Cautionary Note Regarding Forward Looking Statements

This report includes forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are generally identifiable by the use of words such as "may," "should," "expects," "plans," "believes," "estimates," "predicts," "potential," and other similar words or expressions. Such statements include information concerning our plans, expectations, possible or assumed future results of operations, trends, financial results and business plans, and involve risks and uncertainties that are difficult to predict and subject to change based on various important factors, many of which are beyond our control. These and other important factors could cause actual results to differ materially from those contained in any forward-looking statement. You should not place undue reliance on our forward-looking information and statements. The forward-looking statements included in this report are made as of the date of this report, and we do not intend, and assume no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. All forward-looking statements contained in this report are expressly qualified by these cautionary statements. Statements other than statements of historical fact are forward-looking statements

The historical results described in this report with respect to previous mortgage lending are historical only, and were influenced by available opportunities, diverse market conditions and other factors beyond the control of the Company. Any projections made in this report are based on historical examples and the Company's estimates of future conditions. There is no assurance that lending opportunities experienced in the past will occur in the future, that market conditions will be as favorable to the Company as they have been in the past, or that investors will enjoy returns on their investment comparable to those enjoyed by them or by others with respect to their participation in other investments sponsored by the Manager. The actual results experienced by the Company will differ, and such variation is likely to be material.

About Iron Bridge Mortgage Fund, LLC

Iron Bridge Mortgage Fund, LLC was formed in 2009 as an Oregon limited liability company for the purpose of making loans to real estate investors to finance the ownership, entitlement, development or rehabilitation of residential and commercial real estate throughout the United States. The Company converted from a partnership into a real estate investment trust in 2022. The Company is managed by Iron Bridge Management Group, LLC, an Oregon limited liability company, which is owned and operated by Gerard Stascausky. Gerard Stascausky brings to the Company 15 years of investment banking experience, over 20 years of distressed real estate experience, and over 16 years of private real estate lending experience.

The Company's primary business is to provide commercial purpose loans for the acquisition and rehabilitation of distressed residential and commercial real estate as well as to provide opportunistic financing for real estate development and construction. The Company's primary source of funding is private equity and bank borrowings. The commercial purpose loans extended by the Company are based upon underwriting criteria the Manager has found to be successful in the past.

The Company primarily originates and structures its own loans, with such loans being secured by first lien deeds of trust or mortgages. However, the Company may also take title to properties (either directly or through a wholly owned subsidiary) to facilitate prompt acquisitions from trustees at auction, pre-foreclosure acquisitions from defaulting

borrowers, or any other real estate acquisition in which the Company believes taking title to the property is in the best interest of the Company. The wholly owned subsidiary may provide the Company a level of liability protection on owned assets, while preserving the Company's economic interests.

For more information visit our website: www.ironbridgelending.com

IRON BRIDGE MORTGAGE FUND

BALANCE SHEET

	Sep 30, 2023	Dec 31, 2023	Mar 31, 2024	June 30, 2024	Sep 30, 2024	Dec 31, 2024	Mar 31, 2025	June 30, 2025	Sep 30, 2025
Assets									
Cash and cash equivalents	$ 105,194	$ 442,342	$ 44,554	$ 70,275	$ 12,221	$ 32,609	$ 10,000	$ 10,000	$ 10,000
Mortgage interest receivable	964,516	961,690	1,023,139	940,758	1,093,051	1,049,181	1,028,282	1,087,727	1,127,545
Mortgage loans receivable, net	127,321,290	126,945,760	124,275,286	117,049,221	129,208,337	123,449,068	117,396,598	129,440,457	131,750,713
Real estate held for sale	2,137,049	2,167,535	2,181,553	2,181,553	2,649,586	2,514,438	2,111,192	2,123,854	2,123,854
Other assets	-	-	-	-	-	-	7,459	10,420	33,114
Total assets	$ 130,528,049	$ 130,517,327	$ 127,524,532	$ 120,241,807	$ 132,963,195	$ 127,045,296	$ 120,553,531	$ 132,672,458	$ 135,045,226
Liabilities									
Accounts payable and other accrued liabilities	$ 29,789	$ 30,651	$ 35,031	$ (1,894)	$ 23,495	$ 158,398	$ 238,155	$ 414,695	$ 203,825
Servicer fees payable	324,117	332,130	330,932	298,451	324,999	324,922	321,793	326,323	224,608
Interest payable	304,520	297,954	304,273	263,465	151,881	165,889	292,510	305,928	333,761
Line of credit, net	52,373,712	51,969,318	51,056,658	49,375,429	62,369,977	58,935,981	50,875,667	61,373,522	64,068,458
Deferred interest	1,192,982	1,262,223	1,271,870	908,241	1,331,094	1,150,084	929,326	1,088,164	630,140
Total liabilities	54,225,120	53,892,276	52,998,764	50,843,692	64,201,446	60,735,274	52,657,451	63,508,632	65,460,792
Members' equity	$ 76,302,929	$ 76,625,051	$ 74,525,768	$ 69,398,115	$ 68,761,749	$ 66,310,022	$ 67,896,080	$ 69,163,826	$ 69,584,434

Footnotes

The amounts provided in the financial statements through December 31, 2024 represent audited financial statements. The amounts provided in the financial statements for fiscal year 2025 have not been audited. Audited financial statements for the fiscal year 2025 will be available during the first quarter of 2026.

Taxable REIT Subidiary

BALANCE SHEET

	Mar 31, 2025	June 30, 2025	Sep 30, 2025
Assets			
Cash and cash equivalents	$ -	$ 29,385	$ 495,518
Mortgage interest receivable	2,334	365	3,749
Mortgage loan receivable, net	1,493,421	-	439,092
Total assets	$ 1,495,755	$ 29,750	$ 938,359
Liabitities			
Accounts payable and other accrued liabilities	$ -	$ 4,000	$ 10,000
Interest payable	1,833	325	6,981
Line of credit, net	1,471,352	89	804,326
Deferred interest	28,110	15,744	70,644
Total liabilities	1,501,295	20,158	891,951
Equity			
Net Income	(5,540)	25,579	63,152
Distributable Dividends to the REIT (4)	-	(15,987)	(16,744)
Total Liabilities and Equity	$ 1,495,755	$ 29,750	$ 938,359

Footnotes

The amounts provided in the financial statements through December 31, 2024 represent audited financial statements. The amounts provided in the financial statements for fiscal year 2025 have not been audited. Audited financial statements for the fiscal year 2025 will be available during the first quarter of 2026.

IRON BRIDGE MORTGAGE FUND

INCOME STATEMENT

	Jul - Sep 23	Oct - Dec 23	2023	Jan - Mar 24	Apr - Jun 24	Jul - Sep 24	Oct - Dec 24	2024	Jan - Mar 25	Apr - Jun 25	Jul - Sep 25
Revenues											
Mortgage interest income	$ 3,682,492	$ 3,832,055	$ 13,576,623	$ 3,682,005	$ 3,591,648	$ 3,712,052	$ 3,885,361	$ 14,871,066	$ 3,685,414	$ 3,924,638	$ 4,137,457
year / year %	-6.8%	4.3%	-10.4%	28.8%	12.1%	0.8%	1.4%	9.5%	0.1%	9.3%	11.5%
quarter / quarter %	15.0%	4.1%	na	-3.9%	-2.5%	3.4%	4.7%	na	-5.1%	6.5%	5.4%
Rental property income	-	-	-	-	-	-	-	-	-	-	-
year / year %	na	na	-100.0%	na	na	na	na	na	na	na	na
quarter / quarter %	na	na	na	na	na	na	na	na	na	na	na
Other income	-	-	-	-	-	14,315	80,653	94,968	15,738	9,109	10,110
year / year %	-100.0%	-100.0%	-100.0%	-100.0%	-100.0%	na	na	na	na	na	-29.4%
quarter / quarter %	-100.0%	na	na	na	na	na	463.4%	na	-80.5%	-42.1%	11.0%
Total revenues	3,682,492	3,832,055	13,576,623	3,682,005	3,591,648	3,726,367	3,966,014	14,966,034	3,701,152	3,933,747	4,147,567
year / year %	-8.1%	3.5%	-12.1%	27.6%	10.4%	1.2%	3.5%	10.2%	0.5%	9.5%	11.3%
quarter / quarter %	13.2%	4.1%	na	-3.9%	-2.5%	3.8%	6.4%	na	-6.7%	6.3%	5.4%
Operating expenses											
Interest expense	979,223	1,025,034	3,028,027	1,036,911	1,020,160	1,169,888	1,102,222	4,329,181	1,015,515	1,063,780	1,199,804
year / year %	-1.5%	11.3%	-14.7%	214.6%	75.3%	19.5%	7.5%	43.0%	-2.1%	4.3%	2.6%
quarter / quarter %	68.3%	4.7%	na	1.2%	-1.6%	14.7%	-5.8%	na	-7.9%	4.8%	12.8%
Servicer fees	978,709	983,642	3,589,214	978,061	929,825	982,191	990,298	3,880,375	935,508	970,509	800,757
year / year %	-7.1%	2.4%	-9.6%	25.8%	9.5%	0.4%	0.7%	8.1%	-4.4%	4.4%	-18.5%
quarter / quarter %	15.2%	0.5%	na	-0.6%	-4.9%	5.6%	0.8%	na	-5.5%	3.7%	-17.5%
Incentive fees	-	-	-	-	-	-	-	-	-	-	-
year / year %	na	na	na	na	na	na	na	na	na	na	na
quarter / quarter %	na	na	na	na	na	na	na	na	na	na	na
Provision for losses on loans	81,642	80,116	161,758	52,757	24,548	26,820	80,142	184,267	75,646	80,213	84,941
year / year %	-6.3%	7.2%	-59.4%	na	na	-67.1%	0.0%	13.9%	43.4%	226.8%	216.7%
quarter / quarter %	na	-1.9%	na	-34.1%	-53.5%	9.3%	198.8%	na	-5.6%	6.0%	5.9%
Professional fees	77,208	65,958	300,304	126,364	148,587	190,859	210,039	675,849	192,252	113,693	74,339
year / year %	31.2%	-10.1%	47.9%	56.3%	94.7%	147.2%	218.4%	125.1%	52.1%	-23.5%	-61.1%
quarter / quarter %	1.2%	-14.6%	na	91.6%	17.6%	28.4%	10.0%	na	-8.5%	-40.9%	-34.6%
Real estate owned holding costs	2,874	24,687	33,103	4,279	2,795	6,552	9,319	22,945	6,698	3,804	2,167
year / year %	-32.2%	709.7%	24.1%	43.4%	9.3%	128.0%	-62.3%	-30.7%	56.5%	36.1%	-66.9%
quarter / quarter %	12.4%	759.0%	na	-82.7%	-34.7%	134.4%	42.2%	na	-28.1%	-43.2%	-43.0%
Other	40,024	(14,922)	138,825	54,468	49,622	-	127,997	232,087	47,168	156,210	40,627
year / year %	-70.4%	-110.6%	-70.1%	-63.9%	-66.8%	-100.0%	-957.8%	67.2%	-13.4%	214.8%	na
quarter / quarter %	-73.2%	-137.3%	na	-465.0%	-8.9%	-100.0%	na	na	-63.1%	231.2%	-74.0%
Total operating expenses	2,159,680	2,164,515	7,251,231	2,252,840	2,175,537	2,376,310	2,520,017	9,324,704	2,272,787	2,388,209	2,202,635
year / year %	-7.5%	-0.4%	-15.8%	67.9%	31.1%	10.0%	16.4%	28.6%	0.9%	9.8%	-7.3%
quarter / quarter %	30.1%	0.2%	na	4.1%	-3.4%	9.2%	6.0%	na	-9.8%	5.1%	-7.8%
Operating Margin	**41.4%**	**43.5%**	**46.6%**	**38.8%**	**39.4%**	**36.2%**	**36.5%**	**37.7%**	**38.6%**	**39.3%**	**46.9%**
Net income	$ 1,522,812	$ 1,667,540	$ 6,325,392	$ 1,429,165	$ 1,416,111	$ 1,350,057	$ 1,445,997	$ 5,641,330	$ 1,428,365	$ 1,545,538	$ 1,944,932
year / year %	-8.3%	9.0%	-7.2%	-7.4%	-11.1%	-11.3%	-13.3%	-10.8%	-0.1%	9.1%	44.1%
quarter / quarter %	-4.4%	9.5%	na	-14.3%	-0.9%	-4.7%	7.1%	na	-1.2%	8.2%	25.8%
Net Margin	**41.4%**	**43.5%**	**46.6%**	**38.8%**	**39.4%**	**36.2%**	**36.5%**	**37.7%**	**38.6%**	**39.3%**	**46.9%**

Footnotes

The amounts provided in the financial statements through December 31, 2024 represent audited financial statements. The amounts provided in the financial statements for fiscal year 2025 have not been audited. Audited financial statements for the fiscal year 2025 will be available during the first quarter of 2026.

Taxable REIT Subidiary

INCOME STATEMENT

	Jan - Mar 25	Apr - Jun 25	Jul - Sep 25
Revenues			
Loan servicing income (1)	$ -	$ 3,097	$ 7,226
Mortgage interest income (2)	2,334	41,792	54,908
Other income	-	771	3,636
Total revenues	2,334	45,660	65,770
Operating expenses			
Interest expense (3)	1,833	4,893	8,294
Professional fees	5,914	5,306	11,417
Other	127	4,342	8,487
Total operating expenses	7,874	14,541	28,198
Income before income tax	(5,540)	31,119	37,573
Distributable Dividends to the REIT (4)	$ -	$ 15,987	$ -

Footnotes

(1) Loan servicing income earned for servicing loans sold to institutional investors.

(2) Mortgage interest income earned while loans are held for sale on TRS balance sheet.

(3) Interest expense paid to REIT for intercompany loan used to fund TRS originations.

(4) Distributable dividends paid to REIT from TRS after-tax profits.

The amounts provided in the financial statements through December 31, 2024 represent audited financial statements. The amounts provided in the financial statements for fiscal year 2025 have not been audited. Audited financial statements for the fiscal year 2025 will be available during the first quarter of 2026.

IRON BRIDGE MORTGAGE FUND

AVERAGE BALANCES AND YIELDS

	September 30, 2025			June 30, 2025			September 30, 2024		
	Average Balance (1)	Interest (2)	Average Yield	Average Balance (1)	Interest (2)	Average Yield	Average Balance (1)	Interest (2)	Average Yield
Interest-earning assets									
Bank deposits	$ 6,696	-	-	$ 4,393	-	-	$ 9,207	-	-
Portfolio loans	134,490,885	$ 4,137,457	12.205%	127,665,028	$ 3,924,638	12.330%	127,656,033	$ 3,712,052	11.568%
Average interest-earning assets	134,497,581	4,137,457	12.205%	127,669,421	3,924,638	12.330%	127,665,240	3,712,052	11.567%
Allowance for loan losses	(2,168,436)			(2,086,347)			(2,052,611)		
Non-interest earning assets (3)	1,516,669			1,229,123			2,204,308		
Total Assets	133,845,814			126,812,197			127,816,936		
Interest-bearing liabilities									
Bank Borrowings, Net	64,961,430	1,199,804	7.328%	57,978,185	1,063,780	7.359%	58,325,262	1,169,888	7.980%
Average interest-bearing liabilities	64,961,430	1,199,804	7.328%	57,978,185	1,063,780	7.359%	58,325,262	1,169,888	7.980%
Non-interest bearing liabilities (4)	834,866			962,021			1,045,438		
Shareholders' equity	68,049,519			67,871,992			68,446,236		
Total liabilities and shareholders' equity	$ 133,845,814			$ 126,812,197			$ 127,816,936		
Net interest income		$ 2,937,653			$ 2,860,858			$ 2,542,164	
Net Interest rate spread (5)			4.877%			4.971%			3.588%
Net interest margin (6)			8.665%			8.988%			7.922%
Ratio of interest-earning assets to interest bearing liabilities			2.07			2.20			2.19

IRON BRIDGE MORTGAGE FUND, LLC
PORTFOLIO ANALYTICS

CAPITALIZATION	3Q23	4Q23	1Q24	2Q24	3Q24	4Q24	1Q25	2Q25	3Q25
Total Assets	$ 130,528,049	$ 130,517,327	$ 127,524,532	$ 120,241,807	$ 132,963,195	$ 127,045,296	$ 120,326,294	$ 132,265,655	$ 134,877,274
Bank Borrowings (1)	$ 52,373,712	$ 51,969,318	$ 51,056,658	$ 49,375,429	$ 62,369,977	$ 58,935,981	$ 50,875,667	$ 61,373,522	$ 64,068,458
Equity (Class A, B, C and D)	$ 76,302,929	$ 76,625,051	$ 74,525,768	$ 69,398,115	$ 68,761,749	$ 66,310,022	$ 67,896,080	$ 69,163,826	$ 69,584,434

PORTFOLIO YIELD & INTEREST COVERAGE	3Q23	4Q23	1Q24	2Q24	3Q24	4Q24	1Q25	2Q25	3Q25
Interest Coverage - Bank Borrowings	3.9 X	4.0 X	3.7 X	3.7 X	3.2 X	3.6 X	3.6 X	3.8 X	3.5 X
Cumulative Preferred Return Coverage - Class D Equity	3.1 X	3.2 X	3.0 X	3.1 X	2.7 X	3.1 X	3.1 X	3.3 X	3.1 X
Cumulative Preferred Return Coverage - Class C Equity	2.3 X	2.4 X	2.3 X	2.3 X	2.1 X	2.3 X	2.4 X	2.5 X	2.4 X
Cumulative Preferred Return Coverage - Class B Equity	1.8 X	1.8 X	1.7 X	1.7 X	1.7 X	1.8 X	1.8 X	1.9 X	1.8 X
Average Portfolio Leverage (QTR)	38.3%	39.4%	40.1%	41.6%	45.6%	45.7%	45.1%	45.7%	48.5%
Weighted Average Portfolio Yield (QTR) (2)	11.489%	11.895%	11.526%	11.852%	11.568%	12.015%	12.027%	12.330%	12.205%
Weighted Average Yield - New Originations (QTR) (3)	10.586%	10.736%	10.567%	10.612%	11.176%	11.355%	11.280%	11.620%	11.500%

AVERAGE DAILY BALANCES	3Q23	4Q23	1Q24	2Q24	3Q24	4Q24	1Q25	2Q25	3Q25
Average Portfolio Loans (UPB) (QTR)	$ 127,167,397	$ 127,810,705	$ 128,485,297	$ 121,877,711	$ 127,656,033	$ 128,642,749	$ 124,276,600	$ 127,665,028	$ 134,490,885
Average Cash (QTR)	$ 9,214	$ 22,178	$ 20,139	$ 11,121	$ 9,207	$ 14,246	$ 11,528	$ 4,393	$ 6,696
Average Cash Utilization (QTR) (4)	99.993%	99.983%	99.984%	99.991%	99.993%	99.989%	99.991%	99.997%	99.995%
Average LOC Daily Balance	$ 48,677,088	$ 50,364,963	$ 51,418,131	$ 50,597,683	$ 58,325,262	$ 58,905,624	$ 55,888,182	$ 57,978,185	$ 64,961,430
Avg LOC Utilization	81.1%	83.9%	85.7%	84.3%	72.9%	73.6%	69.9%	72.5%	81.2%

PORTFOLIO TURNOVER	3Q23	4Q23	1Q24	2Q24	3Q24	4Q24	1Q25	2Q25	3Q25
Loans Originated (QTR)	111	104	108	110	116	82	89	124	99
Loans Paid Off (QTR)	103	113	118	120	114	112	106	100	97
New REO Assets / Deeds in Lieu	0	1	0	0	2	1	0	0	0
Portfolio Loans	305	295	285	275	275	244	227	251	253
Total Historical Payoffs	4,393	4,507	4,625	4,745	4,861	4,974	5,080	5,180	5,277
Total Historical Originations, #	4,698	4,802	4,910	5,020	5,136	5,218	5,307	5,431	5,530
Total Historical Originations, $	$ 1,487,606,483	$ 1,534,439,669	$ 1,580,299,455	$ 1,629,778,849	$ 1,686,991,440	$ 1,731,451,501	$ 1,776,462,516	$ 1,839,430,419	$ 1,893,986,647

LOAN SIZE (UPB)	3Q23	4Q23	1Q24	2Q24	3Q24	4Q24	1Q25	2Q25	3Q25
Portfolio Loans (UPB)	$ 130,058,501	$ 129,676,027	$ 127,002,585	$ 119,793,686	$ 132,043,166	$ 126,111,912	$ 120,126,100	$ 132,355,820	$ 134,661,576
Average Loan Size	$ 426,421	$ 439,580	$ 445,623	$ 435,613	$ 480,157	$ 516,852	$ 529,190	$ 527,314	$ 532,259
Median Loan Size	$ 323,241	$ 306,000	$ 306,526	$ 308,049	$ 347,000	$ 352,521	$ 359,849	$ 373,731	$ 380,353
TTM Average Loan Size	$ 401,583	$ 415,547	$ 432,475	$ 436,809	$ 450,243	$ 469,561	$ 490,453	$ 513,378	$ 526,404
$0-$100,000	24	28	28	26	11	11	8	8	6
$100,001-$200,000	66	55	58	58	47	42	34	34	34
$200,001-$300,000	55	62	50	49	59	45	40	53	48
$300,001-$500,000	70	64	63	60	63	62	64	62	70
$500,001-$1,000,000	65	59	59	56	61	48	48	63	59
$1,000,000-$1,500,000	20	22	21	21	28	27	24	21	29
$1,500,000-$2,000,000	3	3	4	5	6	7	7	9	7
$2,000,000-$2,500,000	1	1	1	0	0	2	2	1	0
$2,500,000-$3,000,000	1	1	1	0	0	0	0	0	0
$3,000,000+	0	0	0	0	0	0	0	0	0

(1) Bank Borrowings are net of line of credit origination fees.
(2) Weighted Average Portfolio Yield equals the gross income earned on portfolio loans divided by the average unpaid principal balance (UPB).
(3) Weighted Average Yield - New Originations is based on the estimated yield of each loan and assumes the loans are paid off at maturity.
(4) Average Cash Utilization is calculated using the average daily cash balance and average daily loan portfolio UPB.

Notes: All values shown are as of period end unless designated as during the quarter "(QTR)". "(UPB)" is the aggregate unpaid principal balance.

LOAN PERFORMANCE	3Q23	4Q23	1Q24	2Q24	3Q24	4Q24	1Q25	2Q25	3Q25
Performing Loans	298	292	282	269	267	241	224	249	251
New Delinquent Loans	0	0	0	4	6	2	0	0	1
Resolved Delinquent Loans	0	4	0	1	4	7	0	1	1
Total Delinquent Loans	7	3	3	6	8	3	3	2	2
Total Historical Delinquent Loans	162	162	162	166	172	174	174	174	175
Performing Loans (UPB)	$ 127,612,870	$ 128,852,820	$ 126,178,771	$ 118,028,415	$ 127,478,220	$ 125,137,885	$ 119,151,229	$ 131,497,876	$ 134,006,625
Total Delinquent (UPB)	$ 2,445,630	$ 823,207	$ 823,814	$ 1,765,271	$ 4,564,946	$ 974,027	$ 974,871	$ 857,944	$ 654,951
Non-Performing Loans (UPB)	$ -	$ -	$ -	$ 1,311,757	$ 4,110,921	$ 846,625	$ 494,582	$ -	$ 112,373
Non-Accruing Loans (UPB)	$ 2,445,630	$ 823,207	$ 823,814	$ 453,514	$ 454,025	$ 127,405	$ 480,289	$ 857,944	$ 542,578
Provision for Loan Losses (QTR)	$ 81,642	$ 80,116	$ 52,757	$ 24,548	$ 26,820	$ 80,142	$ 75,646	$ 80,213	$ 84,941
Loan Charge Offs (QTR)	$ -	$ 1	$ -	$ -	$ -	$ (167,034)	$ -	$ -	$ -
Allowance for loan losses	$ 1,886,152	$ 1,966,269	$ 2,019,026	$ 2,043,574	$ 2,070,394	$ 1,983,502	$ 2,059,149	$ 2,139,362	$ 2,224,303
% UPB	1.5%	1.5%	1.6%	1.7%	1.6%	1.6%	1.7%	1.6%	1.7%
Total Historical Charge Offs vs Total Originations	0.214%	0.207%	0.201%	0.195%	0.188%	0.193%	0.188%	0.182%	0.177%
Delinquent Loan Detail									
Total Non-Performing Loans	0	0	0	4	6	2	1	0	1
Total Non-Accruing Loans	7	3	3	2	2	1	2	2	1
Total Impaired Loans	0	0	0	0	0	0	0	0	0
% of Total (# of Loans)									
Performing	97.7%	99.0%	98.9%	97.8%	97.1%	98.8%	98.7%	99.2%	99.2%
Total Delinquent	2.30%	1.0%	1.1%	2.2%	2.9%	1.2%	1.3%	0.8%	0.8%
Non-Performing	0.0%	0.0%	0.0%	1.5%	2.2%	0.8%	0.4%	0.0%	0.4%
Non Accruing	2.30%	1.0%	1.1%	0.7%	0.7%	0.4%	0.9%	0.8%	0.4%
% of Total UPB									
Performing	98.1%	99.4%	99.4%	98.5%	96.5%	99.2%	99.2%	99.4%	99.5%
Total Delinquent	1.9%	0.6%	0.6%	1.5%	3.5%	0.8%	0.8%	0.6%	0.5%
Non-Performing	0.0%	0.0%	0.0%	1.1%	3.1%	0.7%	0.4%	0.0%	0.1%
Non Accruing	1.9%	0.6%	0.6%	0.4%	0.3%	0.1%	0.4%	0.6%	0.4%
% of Total Asset									
Performing	97.8%	98.7%	98.9%	98.2%	95.9%	98.5%	99.0%	99.4%	99.4%
Total Delinquent	1.9%	0.6%	0.6%	1.5%	3.4%	0.8%	0.8%	0.6%	0.5%
Non-Performing	0.0%	0.0%	0.0%	1.1%	3.1%	0.7%	0.4%	0.0%	0.1%
Non Accruing	1.9%	0.6%	0.6%	0.4%	0.3%	0.1%	0.4%	0.6%	0.4%

REO ASSETS	3Q23	4Q23	1Q24	2Q24	3Q24	4Q24	1Q25	2Q25	3Q25
New REO Assets (QTR)	0	1	0	0	2	1	0	0	0
Sold REO Assets (QTR)	0	1	0	0	1	1	1	0	0
REO Assets Converted to Rental Properties	0	0	0	0	0	0	0	0	0
Total REO Assets (#)	1	1	1	1	2	2	1	1	1
Total REO Assets ($)	$ 2,137,049	$ 2,167,535	$ 2,181,553	$ 2,181,553	$ 2,649,586	$ 2,514,438	$ 2,111,192	$ 2,123,854	$ 2,123,854
% of Total Assets	1.6%	1.7%	1.7%	1.8%	2.0%	2.0%	1.8%	1.6%	1.6%
Total Historical REO Properties	45	46	46	46	48	50	50	50	50
Historical Foreclosures Reverted to Lender	32	33	33	33	35	36	36	36	36
Historical Deeds-in-Lieu of Foreclosure	13	13	13	13	13	14	14	14	14

Notes: All values shown are as of period end unless designated as during the quarter "(QTR)". "(UPB)" is the aggregate unpaid principal balance.

PORTFOLIO AGE	3Q23	4Q23	1Q24	2Q24	3Q24	4Q24	1Q25	2Q25	3Q25
# of Loans									
00-06 months	190	171	167	165	174	150	130	169	162
06-09 months	54	48	44	33	29	30	34	21	33
09-12 months	12	27	29	29	22	20	16	18	11
12+ months	49	49	45	48	50	44	47	43	47
% of Total (# of Loans)									
00-06 months	62%	58%	59%	60%	63%	61%	57%	67%	64%
06-09 months	18%	16%	15%	12%	11%	12%	15%	8%	13%
09-12 months	4%	9%	10%	11%	8%	8%	7%	7%	4%
12+ months	16%	17%	16%	17%	18%	18%	21%	17%	19%
Unpaid Principal Balance									
00-06 months	$ 80,842,165	$ 70,891,565	$ 68,229,833	$ 68,520,807	$ 79,737,531	$ 78,048,379	$ 71,154,671	$ 84,607,315	$ 81,819,413
06-09 months	$ 19,687,089	$ 24,189,697	$ 20,774,125	$ 16,531,426	$ 16,189,814	$ 14,815,341	$ 20,013,646	$ 16,512,513	$ 19,949,041
09-12 months	$ 6,075,106	$ 11,460,818	$ 17,882,466	$ 12,692,625	$ 11,834,740	$ 11,437,177	$ 8,119,224	$ 10,911,845	$ 7,699,209
12+ months	$ 23,454,140	$ 23,133,948	$ 20,116,161	$ 22,048,828	$ 24,281,081	$ 21,811,015	$ 20,838,559	$ 20,324,057	$ 24,389,587
% of Total (UPB)									
00-06 months	62%	55%	54%	58%	63%	62%	60%	64%	61%
06-09 months	15%	19%	16%	14%	13%	12%	16%	13%	15%
09-12 months	5%	9%	14%	11%	9%	9%	7%	8%	6%
12+ months	18%	18%	16%	19%	19%	17%	17%	15%	18%

PORTFOLIO LTV	3Q23	4Q23	1Q24	2Q24	3Q24	4Q24	1Q25	2Q25	3Q25
Active Loans (UPB)									
Unpaid Principal Balance (UPB)	$ 130,058,501	$ 129,676,027	$ 127,002,585	$ 119,793,686	$ 132,043,166	$ 126,111,912	$ 120,126,100	$ 132,355,820	$ 134,661,576
Undisbursed Construction Loan Balance (5)	$ 13,929,525	$ 12,225,739	$ 9,728,826	$ 8,389,536	$ 6,682,821	$ 6,134,391	$ 6,773,058	$ 6,300,465	$ 5,611,836
Est. After Repair Value ($)	$ 221,944,000	$ 221,764,000	$ 211,932,000	$ 204,774,000	$ 216,527,000	$ 207,339,000	$ 198,285,000	$ 217,507,700	$ 218,616,000
Loan-to-Value (Fully Funded) (6)	65%	64%	65%	63%	64%	64%	64%	64%	64%
Paid Off Loans (UPB) (QTR)									
Unpaid Principal Balance (UPB)	$ 45,709,132	$ 44,829,278	$ 48,393,119	$ 53,067,387	$ 44,522,885	$ 49,961,385	$ 50,485,302	$ 48,860,469	$ 48,573,581
Average Loan Size (UPB)	$ 443,778	$ 396,719	$ 410,111	$ 442,228	$ 390,552	$ 446,084	$ 476,276	$ 488,605	$ 500,759
Average Loan Size (UPB , Trailing 12 Months)	$ 390,783	$ 404,649	$ 414,490	$ 423,209	$ 409,903	$ 422,244	$ 438,785	$ 450,379	$ 477,931
Properties Sold - Retail (QTR) (7)									
Unpaid Principal Balance (UPB)	$ 38,707,821	$ 37,617,078	$ 39,547,792	$ 43,421,442	$ 35,966,714	$ 42,386,500	$ 45,454,102	$ 41,405,100	$ 40,588,600
Original "After Repair" Loan to Value	62%	67%	66%	66%	65%	65%	66%	66%	66%
Actual Sale Price	$ 63,949,298	$ 59,405,700	$ 65,787,980	$ 72,964,314	$ 58,673,841	$ 69,212,563	$ 72,671,200	$ 66,289,706	$ 62,641,499
Actual Loan-to-Sales Price (LTV)	61%	63%	60%	60%	61%	61%	63%	62%	65%
Properties Sold (# of Loans)	82	90	87	90	81	84	86	77	77
Refinanced Loans & Wholesaled Properties (QTR) (7)									
Unpaid Principal Balance (UPB)	$ 7,001,311	$ 7,678,439	$ 8,845,327	$ 9,645,945	$ 8,105,671	$ 7,710,410	$ 5,031,200	$ 7,716,100	$ 8,241,373
Loans Refinanced & Wholesaled (# of Loans)	21	26	31	30	33	28	20	23	20

BORROWER CONCENTRATION	3Q23	4Q23	1Q24	2Q24	3Q24	4Q24	1Q25	2Q25	3Q25
Portfolio Borrowers	173	165	147	139	136	128	132	144	150
Avg. Loans / Borrower	1.8	1.8	1.9	2.0	2.0	1.9	1.7	1.7	1.7
Avg. % of Portfolio UPB per Borrower	0.6%	0.6%	0.7%	0.7%	0.7%	0.8%	0.8%	0.7%	0.7%
Top Borrower (% of UPB)	4.5%	3.6%	8.0%	8.5%	9.9%	8.2%	9.2%	8.5%	8.9%
Top 3 Borrowers (% of UPB)	10.9%	10.3%	14.9%	16.6%	16.4%	17.3%	17.1%	17.2%	15.7%

(5) Undisbursed Construction Loan Balance is comprised of construction funds that have been approved but not yet dispersed.
(6) Estimated Loan-to-Value assumes all loans are fully funded and improvements to real estate have been completed. Value is based on After Repair
(7) Properties sold wholesale or refinanced are excluded from "Properties Sold - Retail" LTV analysis due to lack of market based pricing data.

Notes: All values shown are as of period end unless designated as during the quarter "(QTR)". "(UPB)" is the aggregate unpaid principal balance.

PROJECT TYPE	3Q23	4Q23	1Q24	2Q24	3Q24	4Q24	1Q25	2Q25	3Q25
# of Loans									
SFR - Rehab	279	267	265	257	262	234	220	248	250
SFR - New Construction	23	26	18	17	13	10	6	2	2
MFR - Rehab (8)	2	1	1	0	0	0	0	0	0
MFR - New Construction	0	0	0	0	0	0	1	1	1
Commercial	0	0	0	0	0	0	0	0	0
Land Entitlements	1	1	1	1	0	0	0	0	0
% of UPB									
SFR - Rehab	89%	89%	91%	91%	92%	93%	95%	98%	98%
SFR - New Construction	10%	11%	9%	9%	8%	7%	4%	1%	1%
MFR - Rehab	<1%	<1%	<1%	0%	0%	0%	0%	0%	0%
MFR - New Construction	0%	0%	0%	0%	0%	0%	<1%	<1%	<1%
Commerical	0%	0%	0%	0%	0%	0%	0%	0%	0%
Land Entitlements	<1%	<1%	<1%	<1%	0%	0%	0%	0%	0%

COLLATERAL GEOGRAPHY	3Q23	4Q23	1Q24	2Q24	3Q24	4Q24	1Q25	2Q25	3Q25
ARIZONA									
# of Active Loans (EOQ)	10	9	6	6	5	4	4	2	4
% of Total UPB	3%	2%	1%	2%	1%	1%	1%	<1%	1%
# of Paid Off Loans (QTR)	2	1	3	—	2	1	—	2	—
% of Paid Off UPB	2%	1%	2%	—	1%	<1%	—	1%	—
CALIFORNIA									
# of Active Loans	129	130	133	125	150	143	138	163	155
% of Total UPB	59%	63%	66%	63%	67%	72%	74%	75%	71%
# of Paid Off Loans (QTR)	47	50	45	54	44	53	57	54	60
% of Paid Off UPB	62%	57%	54%	69%	61%	64%	66%	67%	79%
COLORADO									
# of Active Loans	16	13	13	13	12	9	4	5	9
% of Total UPB	8%	7%	8%	8%	8%	7%	4%	4%	5%
# of Paid Off Loans (QTR)	9	5	4	4	3	5	7	1	—
% of Paid Off UPB	9%	8%	5%	6%	3%	6%	12%	2%	—
D.C - Washington									
# of Active Loans	1	1	—	—	—	—	—	—	1
% of Total UPB	<1%	<1%	—	—	—	—	—	—	<1%
# of Paid Off Loans (QTR)	—	—	1	—	—	—	—	—	—
% of Paid Off UPB	—	—	<1%	—	—	—	—	—	—
FLORIDA									
# of Active Loans	6	6	6	8	8	10	8	4	1
% of Total UPB	1%	1%	2%	2%	3%	3%	3%	<1%	<1%
# of Paid Off Loans (QTR)	4	1	1	2	2	1	3	4	3
% of Paid Off UPB	3%	1%	<1%	<1%	1%	<1%	1%	5%	2%
GEORGIA									
# of Active Loans	2	4	2	4	4	2	1	1	1
% of Total UPB	<1%	1%	<1%	1%	1%	<1%	<1%	<1%	<1%
# of Paid Off Loans (QTR)	—	—	2	1	—	2	1	1	—
% of Paid Off UPB	—	—	<1%	<1%	—	<1%	1%	<1%	—
INDIANA									
# of Active Loans	2	—	—	—	—	—	—	—	—
% of Total UPB	<1%	—	—	—	—	—	—	—	—
# of Paid Off Loans (QTR)	1	2	—	—	—	—	—	—	—
% of Paid Off UPB	1%	1%	—	—	—	—	—	—	—
MARYLAND									
# of Active Loans (EOQ)	20	13	12	14	7	2	2	1	—
% of Total UPB	3%	2%	2%	2%	1%	<1%	<1%	<1%	—
# of Paid Off Loans (QTR)	10	9	4	—	8	6	—	2	1
% of Paid Off UPB	4%	4%	2%	—	4%	3%	—	<1%	<1%

(8) Multi family residential is defined as consisting of 5 or more residential units.

Notes: All values shown are as of period end unless designated as during the quarter "(QTR)". "(UPB)" is the aggregate unpaid principal balance.

COLLATERAL GEOGRAPHY	3Q23	4Q23	1Q24	2Q24	3Q24	4Q24	1Q25	2Q25	3Q25
MISSOURI									
# of Active Loans	18	15	26	22	8	1	1	1	1
% of Total UPB	1%	1%	2%	2%	1%	<1%	<1%	<1%	<1%
# of Paid Off Loans (QTR)	4	7	4	13	14	7	—	—	—
% of Paid Off UPB	1%	2%	1%	3%	3%	1%	—	—	—
NORTH CAROLINA									
# of Active Loans	13	16	15	14	16	16	8	14	11
% of Total UPB	1%	2%	2%	2%	2%	2%	1%	2%	2%
# of Paid Off Loans (QTR)	4	4	10	11	12	9	15	5	11
% of Paid Off UPB	2%	1%	3%	3%	3%	3%	4%	1%	3%
OREGON									
# of Active Loans	44	42	31	26	25	20	27	31	28
% of Total UPB	12%	12%	9%	9%	7%	6%	9%	9%	9%
# of Paid Off Loans (QTR)	10	13	17	9	12	9	5	11	8
% of Paid Off UPB	8%	10%	17%	7%	12%	9%	4%	11%	8%
SOUTH CAROLINA									
# of Active Loans	—	—	—	—	—	—	—	1	—
% of Total UPB	—	—	—	—	—	—	—	<1%	—
# of Paid Off Loans (QTR)	—	—	—	—	—	—	—	—	1
% of Paid Off UPB	—	—	—	—	—	—	—	—	<1%
TENNESSEE									
# of Active Loans	1	1	—	—	—	—	—	—	—
% of Total UPB	<1%	<1%	—	—	—	—	—	—	—
# of Paid Off Loans (QTR)	—	—	1	—	—	—	—	—	—
% of Paid Off UPB	—	—	<1%	—	—	—	—	—	—
TEXAS									
# of Active Loans	15	20	18	19	17	18	17	11	14
% of Total UPB	4%	3%	3%	4%	3%	4%	3%	2%	2%
# of Paid Off Loans (QTR)	6	6	9	8	6	4	6	8	4
% of Paid Off UPB	4%	5%	4%	3%	3%	2%	3%	4%	2%
UTAH									
# of Active Loans	8	10	9	10	11	10	7	9	15
% of Total UPB	1%	2%	2%	2%	3%	3%	2%	2%	3%
# of Paid Off Loans (QTR)	2	4	5	8	5	8	6	6	7
% of Paid Off UPB	1%	2%	3%	4%	3%	5%	4%	4%	4%
VIRGINA									
# of Active Loans	6	4	6	5	3	2	3	1	3
% of Total UPB	1%	1%	<1%	<1%	<1%	<1%	<1%	<1%	<1%
# of Paid Off Loans (QTR)	—	3	3	3	3	2	1	2	—
% of Paid Off UPB	—	1%	1%	<1%	1%	<1%	<1%	1%	—
WASHINGTON									
# of Active Loans	14	11	8	9	9	7	7	7	10
% of Total UPB	4%	3%	2%	4%	3%	3%	3%	3%	4%
# of Paid Off Loans (QTR)	4	8	9	7	3	5	5	4	2
% of Paid Off UPB	3%	7%	8%	4%	4%	5%	5%	3%	1%

Notes: All values shown are as of period end unless designated as during the quarter "(QTR)". "(UPB)" is the aggregate unpaid principal balance.